SCHEDULE 14C
(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]	Preliminary Information Statement
[X]	Definitive Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

COMMONCACHE, INC.
(Name of Registrant As Specified In Its Charter)

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(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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COMMONCACHE INC.
18851 NE 29th Avenue, 7th Floor
Aventura, FL 33180

INFORMATION STATEMENT
PURSUANT TO SECTION 14
OF THE SECURITIES EXCHANGE ACT OF 1934
AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE NOT REQUESTED TO SEND US A PROXY

Aventura, Florida
November 5, 2007

This information statement has been mailed on or about November 5, 2007 to the stockholders of record on October 23, 2007 (the “Record Date”) of CommonCache Inc., a Florida corporation (the "Company" or Commoncache) in connection with certain actions to be taken by the written consent by the majority stockholders of the Company, dated as of October 23, 2007, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The actions to be taken pursuant to the written consent shall be taken on or about November 26, 2007, at least 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

By Order of the Board of Directors,
/s/ Yakov Sarousi
Chairman of the Board

NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF MAJORITY STOCKHOLDERS IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS, DATED OCTOBER 23, 2007

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the following action will be taken pursuant to a written consent of a majority of stockholders dated October 23, 2007, in lieu of a special meeting of the stockholders.  Such action will be taken on or about the closing of the business day on November 26, 2007:

1.	To approve an amendment to the Company's certificate of incorporation to change the Company’s name from Commoncache, Inc. to Global Roaming Distribution, Inc.;
2.
To approve an amendment to the Company's certificate of incorporation to increase the number of authorized shares of common stock, par value $.0001 per share (the “Common Stock”), of the Company from 100,000,000 shares to 300,000,000 shares;

3.	To approve an amendment to the Company's certificate of incorporation to increase the authorized shares of the Company's "blank check" preferred stock from 10,000,000 to 50,000,000 shares; and
4.
To effect a 4-to-1 forward stock split for the Corporation’s common stock, which would increase the shares issued and outstanding from 41,182,700 shares to 164,730,800 shares following the forward split.

ABOUT THE INFORMATION STATEMENT

WHAT IS THE PURPOSE OF THE INFORMATION STATEMENT?

This information statement is being furnished to you pursuant to Section 14 of the Securities Exchange Act of 1934 to notify the Company's shareholders as of the close of business on the Record Date of corporate action expected to be taken pursuant to the consents or authorizations of principle shareholders.

Shareholders holding a majority of the Company's outstanding common stock have voted in favor of certain corporate matters outlined in this Information Statement, which action is expected to take place on or before November 26, 2007, consisting of the approval to (1) change the Company’s legal name; (2) authorize an increase in the number of authorized shares of the Company's common stock; (3) authorize an increase in the number of authorized shares of the Company's preferred stock; and (4) authorize a 4-to-1 forward split of the Company’s common stock.

WHO IS ENTITLED TO NOTICE?

Each outstanding share of common stock as of record on the close of business on, October 23, 2007, (the "Record Date") will be entitled to notice of each matter to be voted upon pursuant to consents or authorizations. Shareholders as of the close of business on the record date that held in excess of fifty percent (50%) of the Company's outstanding shares of common stock have indicated that they will vote in favor of the Proposals. Under Florida corporate law, all the activities requiring shareholder approval may be taken by obtaining the written consent and approval of more than 50% of the holders of voting stock in lieu of a meeting of the shareholders. No action by the minority shareholders in connection with the Proposals is required.

WHAT CONSTITUTES THE VOTING SHARES OF THE COMPANY?

The voting power entitled to vote on the proposals consists of the vote of the holders of a majority of the voting power of the common stock, each of whom is entitled to one vote per share. As of the record date, 41,182,700 shares of common stock were issued and outstanding.

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company's authorized capitalization consisted of 100,000,000 shares of Common Stock, of which 41,182,700 shares were issued and outstanding.  Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders.  The Company anticipates that the actions contemplated herein will be effected on or about the close of business on November 26, 2007.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This Information Statement will serve as written notice to stockholders pursuant to the Corporation Law of the State of Florida.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth certain information, as of October 23, 2007, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company's executive officers and directors; and (iii) the Company's directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

	Name and Address	Amount		Percent
Title of Class	Of Owner (1)	Owned (2)		of Class(3)
Common	Yakov Sarousi	12,368,400	(4)	30%
Common	Michael Thaler	12,368,400	(4)	30%
Common	Frederic Fournel	8,965,800	(5)	21.8%
Common	Bernard Touret	8,965,800		21.8%
Common	Jenny Callicott	0		*
Common	Global Roaming, Inc.	12,368,400	(4)	30%
Common	FreeCom, Inc.	8,965,800	(5)	21.8%
Common	The Vantage Group, Ltd.	6,700,000	(6)	16.3%
	c/o 410 Park Avenue, Suite 1530 New York, NY 10022
Common	Directors and officers as a group (5 persons)	30,300,000		73.6%
* - Less than one percent

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o 18851 NE 29th Avenue, 7th Floor, Aventura, FL 33180.
(2)
Information with respect to beneficial ownership is based upon information furnished by each stockholder or contained in filings made with the Securities and Exchange Commission. Unless otherwise indicated, beneficial ownership includes both sole investment and voting power.

(3)
Based upon 41,182,700 shares of Common Stock outstanding as of the date hereof and, with respect to each stockholder, the number of shares which would be outstanding upon the exercise by such stockholder of outstanding rights to acquire stock, either upon exercise of outstanding options, warrants or conversion of other securities within 60 days of the date hereof.

(4)	Yakov Sarousi and Michael Thaler are the owners of Global Roaming, Inc.
(5)	Frederic Fournel is the owner of FreeCom, Inc.
(6)	Lyle Hauser is the owner of The Vantage Group Ltd.

PROPOSAL 1
AMENDMENT TO THE ARTICLES OF INCORPORATION
TO CHANGE THE NAME OF THE COMPANY

The amendment to the Company’s Certificate of Incorporation, as amended, will change the Company’s name from Commoncache, Inc. to Global Roaming Distribution, Inc.  The Company believes that the name change would be in the best interests of the Company because it would more accurately describe the Company’s business. The Company intends to file the Certificate of Amendment promptly after the stockholders approve the name change at which time the Company will also change its name and stock symbol on the Over the Counter Bulletin Board. Attached as Exhibit A and incorporated herein by reference is the text of the proposed amendment to the Articles of Incorporation.

PROPOSAL 2
AMENDMENT TO THE ARTICLES OF INCORPORATION TO
INCREASE OF THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

On October 23, 2007, the majority stockholders of the Company approved an amendment to the Company’s Articles of Incorporation, to increase the number of authorized shares of Common Stock from 100,000,000 to 300,000,000.  The Company currently has authorized common stock of 100,000,000 shares of Common Stock and 41,182,700 shares of Common Stock are outstanding as of October 23, 2007.  The Company’s Board of Directors (the “Board”) believes that the increase in authorized common shares would provide the Company greater flexibility with respect to the Company’s capital structure for such purposes as additional equity financings, and stock based acquisitions.

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock.  However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of Common Stock will reduce the current stockholders' percentage ownership interest in the total outstanding shares of Common Stock. This amendment and the creation of additional shares of authorized Common Stock will not alter the current number of issued shares.  The relative rights and limitations of the shares of Common Stock will remain unchanged under this amendment.

As of October 23, 2007 a total of 41,182,700 shares of the Company's currently authorized 100,000,000 shares of Common Stock are issued and outstanding.  The increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult.  For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company, even if the persons seeking to obtain control of the Company offer an above-market premium that is favored by a majority of the independent shareholders.  Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.  The Company does not have any other provisions in its articles or incorporation, by-laws, employment agreements, credit agreements or any other documents that have material anti-takeover consequences.  Additionally, the Company has no plans or proposals to adopt other provisions or enter into other arrangements, except as disclosed below, that may have material anti-takeover consequences. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti- takeover device.

There are currently no plans, arrangements, commitments or understandings for the issuance of the additional shares of Common Stock which are proposed to be authorized.

Attached as Exhibit A and incorporated herein by reference is the text of the proposed amendment to the Articles of Incorporation.

PROPOSAL 3
AMENDMENT TO THE ARTICLES OF INCORPORATION
TO INCREASE OF THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK

On October 23, 2007, the majority stockholders of the Company approved an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of “blank check” Preferred Stock from 10,000,000 to 50,000,000.  The Company currently has authorized preferred stock of 10,000,000 shares of Preferred Stock and no shares of Preferred Stock are outstanding as of October 23, 2007. The Board believes that the authorization of the additional preferred shares would provide the Company greater flexibility with respect to the Company’s capital structure for such purposes as additional equity financings, and stock based acquisitions.  Article III would be amended to read as follows and would be filed with the Florida Secretary of State:

“ARTICLE III - CAPITAL STOCK:  The aggregate number of shares which this Corporation will have authority to issue is Three Hundred Fifty Million (350,000,000) par value $0.0001 per share 300,000,000 of which will be designated “Common Stock” and Fifty Million (50,000,000) of which will be designated “Preferred Stock”.

1.           Common Stock.  holders of the Corporation's Common Stock as a class, have equal ratable rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor and are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, are not redeemable and have no pre-emptive or similar rights; and holders of the Corporation's Common Stock have one non-cumulative vote for each share held of record on all matters to be voted on by the Corporation's stockholders.

2.           Preferred Stock.  The shares of Preferred Stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors.  The Board of Directors is hereby expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of Preferred Stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Florida.”

The term "blank check" refers to preferred stock, the creation and issuance of which is authorized in advance by the stockholders and the terms, rights and features of which are determined by the Board upon issuance. The authorization of such blank check preferred stock would permit the Board to authorize and issue preferred stock from time to time in one or more series.

Subject to the provisions of the Company's Certificate of Amendment to the Articles of Incorporation and the limitations prescribed by law, the Board would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the stockholders.  The Board would be required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of the Company and its stockholders.  The amendment to the Articles of Incorporation would give the Board flexibility, without further stockholder action, to issue preferred stock on such terms and conditions as the Board deems to be in the best interests of the Company and its stockholders.

The amendment would provide the Company with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to its Common Stock, as it will allow preferred stock to be available for issuance from time to time and with such features as determined by the Board for any proper corporate purpose.  It is anticipated that such purposes may include exchanging preferred stock for Common Stock and, without limitation, may include the issuance for cash as a means of obtaining capital for use by the Company, or issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or assets.

Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise.  The ability of the Board to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means.  Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

While the amendment may have anti-takeover ramifications, the Board believes that the financial flexibility offered by the amendment outweighs any disadvantages. To the extent that the amendment may have anti-takeover effects, the amendment may encourage persons seeking to acquire the Company to negotiate directly with the Board enabling the Board to consider the proposed transaction in a manner that best serves the stockholders' interests.

The Company has no present plans, arrangements, commitments or understandings for the issuance of shares of Preferred Stock.

Attached as Exhibit A and incorporated herein by reference is the text of the proposed amendment to the Articles of Incorporation.

ITEM 4
APPROVAL OF THE FOUR FOR ONE FORWARD STOCK SPLIT

The Board has unanimously adopted and shareholders holding a majority of the common stock have approved a resolution to effect a four-for-one (4:1) forward stock split (the " Forward   Split ") of the common stock. The Board and such shareholders believe that the Forward   Split is in the Company's best interests, principally because it may ultimately increase the trading price of the Common Stock as more shares will be available for the marketplace. An increase in the price of the common stock may, in turn, generate greater investor interest in the common stock, thereby enhancing the marketability of the common stock to the financial community.

The immediate effect of the Forward   Split will be to increase the number of presently issued and outstanding shares of Common Stock from approximately 41,182,700 to approximately 164,730,800. Although the Forward Split may ultimately increase the market price of the common stock, no such increase can be assured or calculated. The market price of the common stock may fall proportionately to the increase in the number of shares outstanding as a result of the Forward Split, nor can there be any assurances that the Forward Split will lead to a sustained increase in the market price of the common stock. The market price of the common stock may also change as a result of other unrelated factors, including the Company's operating performance and other factors related to its business as well as general market conditions.

The Forward Split will affect all of the holders of the Company's common stock uniformly and will not affect any shareholder's percentage ownership interest in the Company or proportionate voting power.

The Forward Split of the Common Stock is expected to become effective on or about the 20th day following the mailing of this information statement (the "Effective Date"). Upon the Effective Date, the Company will notify the National Association of Securities Dealers, requesting that the split be made effective on the Effective Date.

Promptly after the Effective Date, you would be notified that the forward stock split has been effected. Our stock transfer agent, Interwest Transfer Company, Inc., whom we refer to as the “exchange agent”, will implement the exchange of stock certificates representing outstanding shares of common stock. You will be asked to surrender to the exchange agent certificates representing your pre-split shares in exchange for certificates representing your post-split shares in accordance with the procedures to be set forth in a letter of transmittal which we will send to you. You will not receive a new stock certificate representing your post-split shares until you surrender your outstanding certificate(s) representing your pre-split shares, together with the properly completed and executed letter of transmittal to the exchange agent.

We do not have any provisions in our Certificate of Incorporation, by laws, or employment or credit agreements to which we are party that have anti-takeover consequences. We do not currently have any plans to adopt anti-takeover provisions or enter into any arrangements or understandings that would have anti-takeover consequences. In certain circumstances, our management may issue additional shares to resist a third party takeover transaction, even if done at an above market premium and favored by a majority of independent shareholders.

The Company believes that the Federal income tax consequences of the forward stock split to holders of common stock will be as follows:

(i)	Except as explained in (v) below, no income gain or loss will be recognized by a shareholder on the surrender of the current shares or receipt of the certificate representing new post-split shares.

(ii)	Except as explained in (v) below, the tax basis of the New Shares will equal the tax basis of the Old Shares exchanged therefore.

(iii)	Except as explained in (v) below, the holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

(iv)	The conversion of the Old Shares into the New Shares will produce no taxable income or gain or loss to the Company.

(v)
The Federal income tax treatment of the receipt of the additional fractional interest by a shareholder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

The Company's opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

THE ABOVE REFERENCED IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE FORWARD STOCK SPLIT. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE FORWARD STOCK SPLIT AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

Attached as Exhibit A and incorporated herein by reference is the text of the proposed amendment to the Articles of Incorporation.

COST OF INFORMATION STATEMENT

The Company is making the mailing and will bear the costs associated therewith. There will be no solicitations made. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending the Information Statement to beneficial owners of the Company’s Common Stock.

STOCKHOLDER PROPOSALS

The Company’s Board of Directors has not yet determined the date on which the next annual meeting of stockholders will be held. Any proposal by a stockholder intended to be presented at the Company’s next annual meeting of stockholders must be received at the Company’s offices a reasonable amount of time prior to the date on which the information or proxy statement for that meeting is mailed to stockholders in order to be included in the Company’s information or proxy statement relating to that meeting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

By Order of the Board of Directors,

By:	/s/ Yakov Sarousi
Yakov Sarousi
Chairman of the Board

Aventura, Florida
November 5, 2007

EXHIBIT A

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
COMMONCACHE, INC.

Pursuant to the provisions of Section 607.1006, Florida Statutes, Commoncache, Inc., a Florida Profit Corporation (the “Corporation”), adopts the following amendment to its Articles of Incorporation:

NEW CORPORATE NAME: Global Roaming Distribution, Inc.

AMENDMENT(S) ADOPTED:

ARTICLE III – CAPITAL STOCK which appears in the Corporation’s Articles of Incorporation, as amended, is hereby deleted in its entirety and replaced as follows:

“ARTICLE III - CAPITAL STOCK:  The aggregate number of shares which this Corporation will have authority to issue is Three Hundred Fifty Million (350,000,000) par value $0.0001 per share 300,000,000 of which will be designated “Common Stock” and Fifty Million (50,000,000) of which will be designated “Preferred Stock”.

1.           Common Stock.  Holders of the Corporation's Common Stock as a class, have equal ratable rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor and are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, are not redeemable and have no pre-emptive or similar rights; and holders of the Corporation's Common Stock have one non-cumulative vote for each share held of record on all matters to be voted on by the Corporation's stockholders.

2.           Preferred Stock.  The shares of Preferred Stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors.  The Board of Directors is hereby expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of Preferred Stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Florida.”

3.           Forward Split. Upon the filing and effectiveness of these Articles of Amendment to the Articles of Incorporation with the Florida Secretary of State, every one outstanding share of Common Stock shall be divided into and be eligible for exchange into four shares of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in these Articles of Amendment to the Articles of Incorporation. Except as set forth in these Articles of Amendment to the Articles of Incorporation, the capital of the Corporation will not be changed by reason of any amendment herein certified.”

The date of each amendment(s) adoption: October 23, 2007.

Effective Date: Upon filing of these Articles of Amendment.

Adoption of Amendment(s): The amendment(s) were of the articles of incorporation herein certified have been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and a majority of the Corporation’s stockholders.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Articles of Incorporation, as amended, to be signed by Yakov Sarousi, its Chief Executive Officer, this 26th day of November, 2007.

COMMONCACHE, INC.

By:	/s/
Yakov Sarousi, Chief Executive Officer